Exhibit 99.1

HAWTHORNE FINANCIAL CORPORATION
PRESS RELEASE

April 22, 2004
IMMEDIATE RELEASE

Contact:	Ms. Simone Lagomarsino, President and Chief Executive Officer (310) 725-5631 Mr. David Rosenthal, Chief Financial Officer (310) 725-1890

Hawthorne Financial Reports First Quarter Results for 2004

(El Segundo, CA) Hawthorne Financial Corporation, (NASDAQ:HTHR), parent company of Hawthorne Savings, F.S.B., today announced first quarter 2004 net income of $4.8 million, compared to $6.7 million a year earlier. Diluted earnings per share for the quarter were $0.38, compared to $0.54 for the first quarter of 2003.

Excluding pre-merger related costs associated with the previously announced acquisition of Hawthorne Financial Corporation by Commercial Capital Bancorp, Inc., net income for the first quarter of 2004 and diluted earnings per share was $6.8 million and $0.53, respectively, which was comparable with the prior year’s first quarter results.

“Four years ago, as a company with a $40 million market capitalization and a new management team, we committed to investors that our focus and energy would be on increasing long term shareholder value,” said Simone Lagomarsino, president and chief executive officer of Hawthorne Financial Corporation. “Now we are about to complete the sale of the organization for approximately $500 million, and, among the many sources of satisfaction the transaction brings to our management team, one of the greatest is pride in having kept our promise to shareholders,” Ms. Lagomarsino added.

FIRST QUARTER OVERVIEW

•	The Bank achieved loan originations of $282.1 million during the first quarter of 2004, an increase of 19%, compared to loan originations of $236.5 million during the first quarter of 2003. A reduction in loan payoffs during the first quarter contributed to net loan portfolio growth of $79.1 million, or 15%, from the prior quarter end.

•	Deposit fee income increased by 27% during 2004, compared to the prior year as a result of the Bank’s continued implementation of new revenue generating initiatives.

•	Proxy materials have been mailed to shareholders’ and the special shareholder meeting has been scheduled for May 25, 2004. As previously indicated, the acquisition is scheduled for this summer, subject to final regulatory and shareholder approvals.

“With recent economic indicators suggesting that we may soon experience a rising interest rate environment, we believe that Hawthorne Savings is well-positioned as a variable rate lender, with approximately $2.14 billion or 95.1% of the loans tied to various interest rate indices including MTA, LIBOR, CMT, Prime and COFI,” said Ms. Lagomarsino. “Of these loans, $1.65 billion or 77.2% will reprice within the next twelve months,” she added. “As a variable rate lender, the rates on these loans will fluctuate with interest rates. Additionally, Hawthorne Savings originates adjustable rate loans for its portfolio and does not focus on long term fixed rate product for securitization through agency or conduit markets. Further, on the liability side, 68.2% of our funding sources, which include deposits and FHLB advances, have rates that are contractually fixed. Accordingly, we believe the Company’s balance sheet is well-structured for a rising rate environment,” Ms. Lagomarsino concluded.

HAWTHORNE FINANCIAL CORPORATION

First Quarter 2004 Results
April 22, 2004

RETURN ON ASSETS/RETURN ON EQUITY

The return on average assets (“ROA”) for the first quarter of 2004 was 0.71%, compared with 1.06%, for the first quarter of 2003. The return on average equity (“ROE”) was 10.21% for the first quarter of 2004, compared with 16.46% for the first quarter of 2003.

Key performance measurements for the first quarter were significantly impacted by the $2.0 million of pre-merger related costs. The ROA for the first quarter of 2004 was 1.00%, as adjusted for the pre-merger related costs, compared with 1.06%, for the first quarter of 2003. The ROE was 14.43% for the first quarter of 2004, as adjusted for the pre-merger related costs, compared with a ROE of 16.46% for the first quarter of 2003.

NET INTEREST INCOME

Net interest income of $20.9 million for the first quarter of 2004 was slightly lower than the $21.4 million in the first quarter of 2003. The decrease was primarily due to the low interest rate environment, which contributed to the increase in prepayments on higher yielding loans since the first quarter of 2003.

The Company’s net interest income for the first quarter of 2004 was $1.2 million higher than the fourth quarter and the net interest margin of 3.18%, while significantly lower than the 3.44% shown in the first quarter of 2003, increased 9 basis points over the fourth quarter of 3.09%. The increase in net interest income compared to the prior quarter was the result of the net growth in the loan portfolio. The increase in the net interest margin was a result of the lower cost of funds and the $1.43 billion or 63.6% of the loan portfolio that were at their interest rate floors. During 2004, $166.5 million in loans prepaid with a weighted average interest rate of 6.35% (compared to $194.3 million and 6.56% during the fourth quarter of 2003), while new loan originations had a weighted average yield of 4.92% during the same period. As a result, the yield on loans receivable was 5.50% during the quarter ended March 31, 2004, compared to 6.40% during the same period of 2003.

The average cost of funds decreased 15 basis points to 2.17% during the first quarter of 2004, compared to 2.32% during the prior quarter. This reduction in the cost of funds was due to the combination of the continued downward pressure on interest rates, maturing certificates of deposit with higher than current market rates, increasing FHLB overnight advances, the successful reduction of 117 basis points of cost on $130 million of FHLB putable advances, and the continued emphasis on reducing the cost of funds.

NONINTEREST REVENUE

Noninterest revenue was $1.7 million for the quarter ended March 31, 2004, a 12.9% increase over the $1.5 million for the same period in 2003. Fee income on deposits increased by 27.4% primarily due to a 51.1% increase in revenue from overdrafts during 2004 compared to 2003, reflecting the significant efforts of the management team to increase this recurring revenue stream during the past year. Also contributing to the year over year increase was $0.2 million earned on $26.6 million in Bank Owned Life Insurance included in other assets.

The ratio of products per household increased to 2.90 at March 31, 2004, compared with 2.77 for the prior quarter and 2.46 for the prior year as the Company continues to expand its household penetration.

NONINTEREST EXPENSE

Total G&A was $12.8 million for the first quarter of 2004, compared with $10.7 million incurred for the fourth quarter of 2003. The significant increase in the current quarter was due to $2.0 million in pre-merger related costs. G&A, after adjusting for other/legal settlements, remained flat compared to the first quarter of 2003. The ratio of annualized G&A to average assets (excluding other/legal settlements) decreased to 1.61% for the quarter ended March 31, 2004, compared to 1.64% for the year ended 2003. The Company remains focused on reducing G&A while increasing productivity. G&A to average assets has continued to improve for the fifth consecutive year. The Company’s efficiency ratio, (defined as general and administrative expense (excluding other/legal settlements) divided by net interest income before provision for credit losses and noninterest revenue), was 47.91% for the first quarter of 2004, which was lower than the 48.63% during the fourth quarter of 2003. The Company’s ratio of G&A to average assets for 2004 was in line with previously announced guidance of 1.6%.

HAWTHORNE FINANCIAL CORPORATION

First Quarter 2004 Results
April 22, 2004

INCOME TAXES

In accordance with generally accepted accounting principles, merger related costs have been expensed as incurred. A significant portion of our investment advisory fees will not be payable until the transaction is completed. No tax benefit has been included in the financial statements for pre-merger related costs incurred to date, since it is presently not known, how much, if any, will be deductible for income tax purposes.

LOANS

As a result of the strong loan originations and the reduction in the loan prepayments from the fourth quarter of 2003, the loan portfolio grew by $79.1 million, to $2.23 billion at March 31, 2004 from $2.15 billion at December 31, 2003, a 14.7% annualized increase. New loan originations were $282.1 million for the quarter ended March 31, 2004, which represented a 19.3% increase, compared to $236.5 million in originations during the same period of 2003. The Company experienced loan prepayments of 30% annualized for the first quarter of 2004, compared with 38% for the year ended December 31, 2003. The Company continues to experience a strong demand for loans and is entering the second quarter with a pipeline of approximately $192 million, which is comparable to the prior quarter.

DEPOSITS

Total deposits increased to $1.76 billion at March 31, 2004, from $1.72 billion at December 31, 2003, an 8.0% annualized increase, compared to 3.6% for the year ended 2003.

ASSET QUALITY

Asset quality remains strong. Nonaccrual loans decreased by $3.7 million to $5.2 million at March 31, 2004 compared to December 31, 2003. Classified assets decreased by 19.3% to $18.8 million, or 0.7% of total Bank assets, compared to $23.3 million, or 0.9% of total Bank assets, a year earlier. Nonaccrual loans to total assets decreased to 0.19% at March 31, 2004, compared with 0.33% and 0.32% at December 31, 2003 and March 31, 2003, respectively. Delinquent loans decreased to $4.0 million at March 31, 2004 from $6.6 million and $13.4 million at December 31, 2003 and March 31, 2003, respectively. At March 31, 2004, the ratio of total allowance for credit losses to loans receivable, net of specific valuation allowance, was 1.45%, compared with 1.53% and 1.66% at December 31, 2003 and March 31, 2003, respectively.

During the first quarter of 2004, the Bank foreclosed on one SFR loan and incurred a $0.3 million write-down of this real estate owned property.

Based on the current assessment of asset quality and economic indicators, the Bank anticipates that the provision for credit losses for 2004 will be consistent with 2003.

STOCK ACTIVITY

There were no share repurchases during the first quarter of 2004. As of March 31, 2004, cumulative repurchases were 2,100,516 shares at an average price of $15.15. During 2004, 55,827 warrants and 14,740 stock options were exercised.

CAPITAL LEVELS

At March 31, 2004, the Bank remained well-capitalized with core, tier 1 and risk-based capital ratios of 7.92%, 11.04% and 12.29%, respectively. The minimum ratios for well-capitalized banks are 5%, 6% and 10% for core capital, tier 1 and risk-based capital, respectively.

HAWTHORNE FINANCIAL CORPORATION

First Quarter 2004 Results
April 22, 2004

Due to the pending acquisition of Hawthorne Financial Corporation, management has concluded that it was appropriate to suspend future investor conference calls.

ABOUT HAWTHORNE SAVINGS

Hawthorne Savings, F.S.B., with total assets of $2.7 billion, operates 15 branches in the coastal counties of Southern California, from Westlake Village at the western edge of Los Angeles to Mission Bay in San Diego. The Company specializes in real estate secured loans within the markets it serves, including: 1) permanent loans collateralized by single family residential property, 2) permanent loans secured by multi-family residential and commercial real estate and 3) loans for the construction of multi-family residential, commercial and individual single family residential properties and the acquisition and development of land for the construction of such projects. The Company funds its loans predominantly with retail deposits generated through its fifteen full service retail offices and FHLB advances.

Hawthorne Savings, F.S.B., continues to keep pace with the changing face of banking by regularly introducing its customers to new products, such as the Global Access Check Card, online banking and investments. For more information, please call 888-TRUE-411 or visit the Bank online at www.hawthornesavings.com.

* * * * *

When used in this press release or in future press releases, filings by Hawthorne Financial Corporation (“Company”) with the Securities and Exchange Commission (“SEC”), or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “project”, “believe” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers that all forward-looking statements are necessarily speculative and not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Also, the Company wishes to advise readers that various risks and uncertainties could affect the Company’s financial performance and cause actual results for future periods to differ materially from those anticipated or projected. Specifically, the Company cautions readers that important factors could affect the Company’s business and cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company, including: general economic conditions in its market area, particularly changes in economic conditions in the real estate industry or real estate values in our market, changes in market interest rates, particularly steep increases in rates, loan prepayments continuing at the current pace or increasing, increased competition in the Company’s niche markets that impacts pricing and/or credit standards, risk associated with credit quality, outcome of pending or threatened litigation, inherent market risk associated with treasury activities, risks associated with management’s investment strategy, the possibility that the merger may not occur or will take longer than anticipated, and other risks with respect to its business and/or financial results detailed in the Company’s press releases and filings with the SEC. Stockholders are urged to review the risks described in such releases and filings. The risks highlighted herein should not be assumed to be the only factors that could affect future performance of the Company. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

HAWTHORNE FINANCIAL CORPORATION

First Quarter 2004 Results
April 22, 2004

Consolidated Statements of Financial Condition (unaudited)
(Dollars in thousands)

	March 31,	December 31,
	2004	2003
Assets:
Cash and cash equivalents	$18,939	$17,829
Investment securities available-for-sale, at fair value	371,287	381,287
Loans receivable (net of allowance for credit losses of $32,789 in 2004 and $33,538 in 2003)	2,233,224	2,154,114
Real estate owned	1,617	—
Investment in capital stock of Federal Home Loan Bank, at cost	36,621	38,189
Accrued interest receivable	10,123	9,859
Office property and equipment at cost, net	4,988	5,295
Deferred tax asset, net	7,766	10,630
Goodwill	22,970	22,970
Intangible assets	872	976
Other assets	36,566	34,454

Total assets	$2,744,973	$2,675,603

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-bearing	$51,089	$51,670
Interest-bearing:
Transaction accounts	671,489	668,135
Certificates of deposit	1,034,454	1,002,759

Total deposits	1,757,032	1,722,564
FHLB advances	722,888	697,155
Junior subordinated debentures	52,600	52,600
Accounts payable and other liabilities	20,907	18,010

Total liabilities	2,553,427	2,490,329

Stockholders’ Equity:
Common stock — $0.01 par value; authorized 20,000,000 shares; issued, 13,907,837 shares (2004) and 13,837,958 shares (2003)	139	138
Capital in excess of par value — common stock	84,642	84,360
Retained earnings	138,372	133,597
Accumulated other comprehensive income/(loss)	264	(950)
Less:
Treasury stock, at cost — 2,108,616 shares (2004 and 2003)	(31,871)	(31,871)

Total stockholders’ equity	191,546	185,274

Total liabilities and stockholders’ equity	$2,744,973	$2,675,603

HAWTHORNE FINANCIAL CORPORATION

First Quarter 2004 Results
April 22, 2004

Consolidated Statements of Income (unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2004	2003
Interest revenue:
Loans	$30,405	$34,173
Investments securities	3,367	2,952
Investment in capital stock of FHLB, fed funds and other	370	488

Total interest revenue	34,142	37,613

Interest cost:
Deposits	7,617	9,569
FHLB advances	4,835	5,813
Junior subordinated debentures	758	797

Total interest cost	13,210	16,179

Net interest income	20,932	21,434
Provision for credit losses	—	300

Net interest income after provision for credit losses	20,932	21,134
Noninterest revenue:
Loan related and other fees	792	886
Deposit fees	581	456
Other	362	195

Total noninterest revenue	1,735	1,537
(Loss)/income from real estate owned, net	(356)	1
Noninterest expense:
General and administrative expense:
Employee	6,330	6,190
Operating	2,105	2,401
Occupancy	1,347	1,186
Professional	405	447
Technology	501	549
SAIF premiums and OTS assessments	172	165
Other/legal settlements	1,977	226

Total general and administrative expense	12,837	11,164

Income before income taxes	9,474	11,508
Income tax provision	4,699	4,772

Net income	$4,775	$6,736

Basic earnings per share	$0.41	$0.59

Diluted earnings per share	$0.38	$0.54

Weighted average basic shares outstanding	11,780	11,362

Weighted average diluted shares outstanding	12,643	12,510

HAWTHORNE FINANCIAL CORPORATION

First Quarter 2004 Results
April 22, 2004

Supplemental Information - Classified Assets (unaudited)
(Dollars in thousands)

	March 31,	December 31,	March 31,
	2004	2003	2003
Risk elements:
Nonaccrual loans	$5,228	$8,885	$8,312
Real estate owned, net	1,617	—	—

	6,845	8,885	8,312
Performing loans classified substandard or lower (1)	11,991	5,553	15,018

Total classified assets	$18,836	$14,438	$23,330

Total classified loans	$17,219	$14,438	$23,330

Loans restructured and paying in accordance with modified terms (2)	$2,289	$2,310	$2,448

Gross loans before allowance for credit losses	$2,266,013	$2,187,652	$2,133,341

Loans receivable, net of specific valuation allowance	$2,266,013	$2,187,652	$2,133,085

Delinquent loans:
30 - 89 days	$3,780	$1,724	$8,738
90+ days (3)	266	4,892	4,699

Total delinquent loans	$4,046	$6,616	$13,437

Allowance for credit losses:
General valuation allowance (“GVA”)	$32,789	$33,538	$35,250
Specific valuation allowance (“SVA”)	—	—	256

Total allowance for credit losses	$32,789	$33,538	$35,506

Net loan charge-offs:
Net charge-offs for the quarter ended (4)	$133	$184	$103
Percent to loans receivable, net of SVA (annualized)	0.02%	0.03%	0.02%
Percent to beginning of period allowance for credit losses (annualized)	1.59%	2.18%	1.17%
Selected asset quality ratios at period end:
Total nonaccrual loans to total assets	0.19%	0.33%	0.32%
Total allowance for credit losses to loans receivable, net of SVA	1.45%	1.53%	1.66%
Total GVA to loans receivable, net of SVA	1.45%	1.53%	1.65%
Total allowance for credit losses to nonaccrual loans	627.18%	377.47%	427.17%
Total classified assets to Bank core capital and GVA	7.60%	6.01%	10.41%

(1)	Excludes nonaccrual loans.

(2)	Troubled debt restructured loans not classified and not on nonaccrual.

(3)	Included in nonaccrual loans.

(4)	During the course of the year, charge-offs are generally anticipated and reflected as specific valuation allowances.

HAWTHORNE FINANCIAL CORPORATION

First Quarter 2004 Results
April 22, 2004

Net Interest Income (unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2004			2003
			Weighted			Weighted
	Average	Revenues/	Average	Average	Revenues/	Average
	Balance	Costs	Yield/Cost	Balance	Costs	Yield/Cost
Assets:
Interest-earning assets:
Loans receivable (1)	$2,210,718	$30,405	5.50%	$2,144,063	$34,173	6.40%
Investment securities	378,214	3,367	3.56	316,986	2,952	3.73
Investment in capital stock of Federal Home Loan Bank	38,461	334	3.49	34,860	445	5.18
Cash, fed funds and other	5,779	36	2.51	7,545	43	1.30

Total interest-earning assets	2,633,172	34,142	5.18	2,503,454	37,613	6.04

Noninterest-earning assets	60,471			51,378
Total assets	$2,693,643			$2,554,832

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits	$1,679,372	$7,617	1.82%	$1,675,565	$9,569	2.32%
FHLB advances	698,661	4,835	2.74	583,337	5,813	3.99
Junior subordinated debentures	52,600	758	5.76	52,600	797	6.06

Total interest-bearing liabilities	2,430,633	13,210	2.17	2,311,502	16,179	2.82

Noninterest-bearing checking	50,531			41,302
Noninterest-bearing liabilities	25,355			38,353
Stockholders’ equity	187,124			163,675

Total liabilities and stockholders’ equity	$2,693,643			$2,554,832

Net interest income		$20,932			$21,434

Interest rate spread			3.01%			3.22%

Net interest margin			3.18%			3.44%

(1)	Includes the interest on nonaccrual loans only to the extent it was paid and recognized as interest income.

HAWTHORNE FINANCIAL CORPORATION

First Quarter 2004 Results
April 22, 2004

Net Loan Portfolio Composition (unaudited)
(Dollars in thousands)

	March 31,2004		December 31, 2003
	Balance	Percent	Balance	Percent
Single family residential	$897,182	39.85%	$864,510	39.76%
Income property:
Multi-family	793,196	35.23%	764,078	35.15%
Commercial	294,975	13.10%	315,015	14.49%
Development:
Multi-family	111,402	4.95%	93,299	4.29%
Commercial	14,370	0.64%	12,755	0.59%
Single family construction:
Single family residential	89,081	3.96%	78,916	3.63%
Land	44,100	1.96%	43,490	2.00%
Other	6,956	0.31%	1,987	0.09%

Total loan principal (1)	$2,251,262	100.00%	$2,174,050	100.00%

(1)	Excludes net deferred fees and costs.

Selected Financial Data (unaudited) (1)
(Dollars in thousands)

	Three Months Ended March 31,
	2004		2003
	Excluding	Including
	Pre-Merger Costs (6)	Pre-Merger Costs
Performance Ratios
Diluted earnings per share	$0.53	$0.38	$0.54
Return on average assets (2)	1.00%	0.71%	1.06%
Return on average equity (2)	14.43%	10.21%	16.46%
Efficiency ratio (3)		47.91%	47.62%
G&A to average assets (4)		1.61%	1.71%
Growth Ratios (2)
Total assets		10.37%	10.59	%(5)
Loans receivable, net		14.69%	-3.11	%(5)
Total deposits		8.00%	23.97	%(5)

	March 31,	March 31,
	2004	2003
Bank Capital Ratios
Core capital	$214,963	$188,876
Ratio	7.92%	7.46%
Tier 1 capital	$214,963	$188,876
Ratio	11.04%	10.54%
Risk-based capital	$239,414	$211,440
Ratio	12.29%	11.80%

(1)	Ratios were calculated based on net income.

(2)	Annualized.

(3)	Represents total general and administrative expense (excluding other/legal settlements) divided by net interest income before provision for credit losses and noninterest revenue.

(4)	Represents total annualized general and administrative expense (excluding other/legal settlements) divided by average assets.

(5)	Primarily due to the acquisition of First Fidelity in August 2002.

(6)	Excludes merger costs associated with the pending acquisition of Hawthorne Financial Corporation by Commercial Capital Bancorp.